Exhibit 5.1

April 5, 2011

PolyMedix, Inc. 170 N. Radnor-Chester Road; Suite 300 Radnor, PA 19087

Re:	Underwritten Public Offering

Ladies and Gentlemen:

Reference is made to our opinion dated March 31, 2010 and included as Exhibit 5.1 to the Registration Statement on Form S-3 (Registration No. 333-165814) filed with the Securities and Exchange Commission (the “Commission”) on March 31, 2010 (the “Registration Statement”) by PolyMedix, Inc., a Delaware corporation (the “Company”), pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”).  We are rendering this supplemental opinion in connection with the prospectus supplement (the “Prospectus Supplement”) dated April 5, 2011, relating to the underwritten public offering by the Company of 25 million units (the “Units”), each consisting of one share of Common Stock of the Company (the “Share”) and one Series D Warrant to purchase one-half of a share of Common Stock of the Company, subject to adjustment, which Units are covered by the Registration Statement.  The Underwriter in the Offering has been granted an option to purchase up to 3.75 million additional Units.  We understand that the Units are to be offered and sold in the manner set forth in the Prospectus Supplement.  Upon closing of the Offering, the Units will separate and the Common Stock and the Warrants will be separately transferable.  All capitalized terms not otherwise defined herein shall have the same meanings as they are given in the Registration Statement and Prospectus Supplement.

We have acted as your counsel in connection with the preparation of the Registration Statement and the Prospectus Supplement. In our capacity as counsel, you have requested that we render the opinion set forth in this letter and we are furnishing this opinion letter pursuant to Item 601(b)(5) of Regulation S-K, promulgated by the Commission.  We are familiar with the proceedings taken by the Board of Directors of the Company and the Pricing Committee duly appointed by the Board of Directors of the Company in connection with the authorization, issuance and sale of the Units.  We have examined all such documents as we considered necessary to enable us to render this opinion, including but not limited to: the Registration Statement; the Prospectus Supplement; the Underwriting Agreement, dated April 5, 2011 between the Company and Cowan and Company, LLC; the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, each as amended, in effect on the date hereof; certain resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company; corporate records and instruments; and such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein.  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and that the Units will be issued against payment of valid consideration under applicable law.  As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the State of Delaware, including statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws of the State of Delaware, and the federal laws of the United States of America.

Based upon the foregoing, we are of the opinion that the Shares and the shares of Common Stock underlying the Warrants have been duly authorized and, when issued and delivered by the Company against payment therefor as set forth in the Prospectus Supplement and, as applicable, the terms of the Warrants, will be validly issued, fully paid and non-assessable and that the Warrants, when issued and delivered by the Company against payment therefor as set forth in the Prospective Supplement, will be validly issued and will constitute a valid and binding obligation of the Company enforceable against the Company in accordance with their terms.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Prospectus Supplement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.  Except as otherwise set forth herein, this opinion may not be used, circulated, quoted or otherwise referred to for any purpose or relied upon by any other person without the express written permission of this firm.

Very truly yours,

/s/ PEPPER HAMILTON LLP
Pepper Hamilton LLP